                            February 13, 2021

XXXXXX
XXXXXX
XXXXXX

Dear XXXXXX:

I am pleased to advise you that by reason of your status as a designated key employee of Curtiss-Wright Corporation and its wholly owned subsidiaries (hereinafter collectively referred to as the "Corporation"), the Corporation wishes to provide you with a special severance pay arrangement. This special pay arrangement shall supersede any and all other severance arrangement that you may have with the Corporation or any of its subsidiaries, except as set forth below. The Corporation’s severance pay arrangement (the "Severance Pay Arrangement") is described in this letter and, when this letter is signed and dated by you, such arrangement will become effective.

Notwithstanding the foregoing, we note that (a) if you and the Corporation have entered into, or at any time in the future enter into, a separate agreement providing for the payment to you of severance pay and other benefits in the event of the termination of your employment following or in connection with a “Change in Control” of the Corporation (hereinafter “Change in Control Agreement”) as the term “Change in Control” may be defined in the Change in Control Agreement, and (b) a Change in Control of the Corporation occurs entitling you to receive severance pay and other benefits pursuant to the terms of the Change in Control Agreement at least equivalent to the Severance Pay and other benefits you would be entitled to under the terms and conditions of this severance arrangement; then in such event (and only in such event) said Change in Control Agreement shall supersede and replace this severance arrangement in its entirety. In all other circumstances this Severance Pay Arrangement shall remain in full force and effect.

The Corporation will pay you severance pay (the "Severance Pay") in an amount equal to xxx times your annual base salary and target bonus at the time of termination of your employment with the Corporation (or its subsidiary, whichever is applicable) if your employment is terminated other than for cause, or as otherwise set forth below. The Severance Pay and other benefits payable to you under this arrangement will be in lieu of corresponding benefits (including notice of termination) under any applicable policy or policies of, or agreement between you and, the Corporation or its subsidiaries. You expressly agree and confirm that you are an “at will” employee of the Corporation (and/or its subsidiary, whichever is applicable) whose employment is subject to termination at any time with or without cause (however defined) and with no right to prior notice.

You shall not be entitled to payments or benefits under this Severance Pay Arrangement if the Corporation terminates your employment for cause, you fail to comply with the terms and conditions of this Agreement, or you voluntarily terminate your employment with the Corporation or you voluntarily retire; provided, however, that you shall not be deemed to have voluntarily retired or voluntarily terminated your employment, and shall be entitled to payments and benefits hereunder, if your voluntary retirement or termination is the direct and proximate result of a substantial adverse change in the terms or conditions of your employment imposed by your employer including, but not limited to, a significant reduction in your compensation, other than incentive compensation or long term incentive compensation, or in your job responsibilities.

The Severance Pay under this Severance Pay Arrangement will be in addition to any vacation pay accrued and unused to the date of termination, and will be paid in biweekly installments (less required and permitted withholdings and deductions) over the period of one year following your termination of employment. Alternatively, you may elect to be paid the same aggregate amount of Severance Pay in biweekly installments (less required and permitted withholdings and deductions) over a period of two years following your termination of employment, instead of one year. Such election must be made by written notice to the Corporation within thirty (30) days after termination of your employment. For as long as you collect Severance Pay under this Agreement, you shall also receive an equivalent period of credit for service, as to and defined in the Curtiss-Wright Corporation Retirement Plan and the Curtiss-Wright Corporation Retirement Benefits Restoration Plan as then in effect.

Except as provided below, or as otherwise provided by applicable law, your right to participate in all employee benefit plans will end with any termination of employment to which this arrangement applies. Notwithstanding anything herein to the contrary, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), you and your eligible dependents will be entitled to continue medical and health benefits, including dental and prescription drug benefits, under the Corporation’s medical and health plans, in accordance with the terms and conditions of such plans and the continuation coverage period provided for under COBRA. Although the Corporation is permitted to charge you and your dependents up to 102 percent of the applicable premium for continuation coverage pursuant to COBRA, the Corporation will reimburse you for any premiums charged in accordance with the applicable medical or health plan and the Corporation’s generally applicable policies and procedures. Similarly, you will also have the right to convert certain other welfare plan benefits (such as life insurance and accidental death and dismemberment insurance) from a group policy to an individual policy. If you elect to convert such benefits to individual policies and timely do so in accordance with applicable law and policies, the Corporation will reimburse you for any premiums you pay under such individual policies for a period of one year, provided, however, that such reimbursement will be limited to the premiums charged for the same amount and type of coverage provided to you by the Corporation under the Corporation’s group policies immediately prior to your termination of employment with the Corporation.

If you are awarded unemployment compensation, temporary disability benefits or salary continuation because of disability or medical leave applicable to any week or weeks of the period during which the Severance Pay installments are to be paid hereunder, the Corporation will not deduct from any or all of said installments an amount or amounts equal to such unemployment compensation, temporary disability benefits or salary continuation.

During the period of one year (or two years, should you elect to be paid the Severance Pay over a two-year period) following your termination of employment, the Corporation shall be entitled to such of your services as a consultant as the Corporation may from time to time reasonably request, having regard to your health, residence and personal circumstances, in connection with any matter on which you were working at the time of the termination of your employment or with respect of which you might be expected to have special competence by reason of your employment with the Corporation or a subsidiary or otherwise. Consulting services may not be required to the extent that the performance of such services would interfere with your seeking, accepting or performing employment elsewhere. You shall not be paid compensation (other than the Severance Pay) for such consulting services, but you shall be entitled to reimbursement of reasonable, pre-approved expenses incurred by you in the performance of such consulting services.

Your failure to provide the consulting services specified above, or your engaging either on your own account or on behalf of any other party in an activity that is directly competitive with the business of the Corporation or any of its subsidiaries, or the use (except for the Corporation) or disclosure to another party by you without the Corporation's prior written consent of any secret or confidential information or know-how of the Corporation or any of its subsidiaries (whether or not developed by you), or the violation by you of any post employment obligation under any agreement with the Corporation or any of its subsidiaries, shall result in the forfeiture of your right to receive any further installments of the Severance Pay or other benefits under this arrangement, which remedy or remedies shall not be exclusive of, but shall be in addition to, any other remedy or remedies that may be available to the Corporation or any of its subsidiaries at law or in equity.

In the event you die during the period over which your Severance Pay is being paid or your benefits hereunder are being provided, your legal beneficiary shall receive the remaining Severance Pay payments in a lump sum payment as soon as practicable. If your spouse or other eligible dependents are covered under a medical or health group plan by the Corporation in accordance with COBRA, such individuals will have the right to continue such coverage to the fullest extent provided for under COBRA and the Corporation will reimburse such individuals for any COBRA premium paid by them.

In the event that any dispute shall arise as to any issue under this arrangement, except as otherwise stated in this Agreement, that dispute shall be settled and finally determined by arbitration in the City of New York under the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

If you wish to have this Severance Pay Arrangement apply to you, you must signify your agreement to its terms and conditions by signing and returning the enclosed copy of this letter. In addition, if you wish to have this Severance Pay Arrangement apply to you, you must agree to execute a second agreement at the time you seek the Severance Pay and benefits provided for in this letter, which will irrevocably and unconditionally release and discharge the Corporation, its successors and assigns, and their officers, directors and employees from any and all debts, obligations, claims, demands, judgments, or causes of action of any kind arising out of or relating to your employment with the Corporation or one of its subsidiaries or affiliates or out of or relating to the termination of that employment (including but not limited to the Age Discrimination in Employment Act of 1967) and all federal, state and local law claims, whether statutory or common law, including, but not limited to, claims of defamation (including both libel and slander), wrongful discharge, tortious interference with economic advantage, breach of contract, negligence, employment discrimination on any basis, and any other claim relating to your employment with the Corporation or the termination of that employment.

In further consideration of the benefits provided under this Severance Pay Arrangement, you also hereby agree, that you will be deemed to have resigned from any officer position or any other positions you may occupy with the Corporation or any of its affiliates as a result of or otherwise in connection with your employment with the Corporation, or any of its affiliates.

Because this Severance Pay Arrangement is being made available only to a limited number of key employees, it is requested that you treat this matter on a confidential basis.

I am confident that you will continue to earn the approbation that is implicit in the Corporation's making this new benefit available to you.

Sincerely,
CURTISS-WRIGHT CORPORATION

By:

The foregoing is agreed to as of the date first herein above set forth.